Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) of Delta Air Lines, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Northwest Airlines Corporation and the effectiveness of internal control over financial reporting of Northwest Airlines Corporation, included in Northwest Airlines Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

August 1, 2008